NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES ACQUISITION OF

MARCELLUS SHALE PROPERTIES

Houston, Texas – April 29, 2013...Southwestern Energy Company (NYSE: SWN) today announced that it has signed a definitive purchase agreement to acquire natural gas properties located in Pennsylvania prospective for the Marcellus Shale from Chesapeake Energy Corporation (NYSE: CHK) and its partners for approximately $93  million, subject to closing conditions. Upon closing, Southwestern intends to use its revolving credit facility to finance the acquisition. The company anticipates the acquisition to close on or around May 15, 2013.

“2013 is already proving to be an exciting year for Southwestern Energy,” stated Steve Mueller, President and Chief Executive Officer of Southwestern Energy. “This acquisition of approximately 162,000 net acres is near our existing position and provides Southwestern with even greater exposure to a world-class resource where we can further showcase our operational strengths. The key acreage is located in Susquehanna, Wyoming, Tioga and Sullivan counties. Current net production from these properties is approximately 2 MMcf per day from 17 gross wells (1.2 net wells). Upon closing of this transaction, our acreage position of approximately 337,000 net acres in the Marcellus strengthens our ability to provide future double-digit production and reserve growth.”

A  table and map of the company’s approximate post-closing acreage position in Pennsylvania are shown below:

County	SWN Net Acres Prior to Acquisition	Net Acres Acquired	SWN Total Net Acres
Bradford	21,000	--	21,000
Columbia	--	500	500
Lackawanna	24,700	14,000	38,700
Luzerne	--	3,000	3,000
Lycoming	21,000	--	21,000
Sullivan	--	25,500	25,500
Susquehanna	81,600	51,000	132,600
Tioga	--	15,000	15,000
Wayne	20,000	--	20,000
Wyoming	7,000	53,000	60,000
Total	175,300	162,000	337,300

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Southwestern Energy Company is an independent energy company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:             R. Craig Owen                                    Brad D. Sylvester, CFA

       Senior Vice President                       Vice President, Investor Relations

                   and Chief Financial Officer              (281) 618-4897

       (281) 618-2808

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